Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
PREGIS ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS
Deerfield, IL, August 11, 2011 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2011 second quarter financial results.
For the second quarter of 2011, the Company generated net sales of $242.2 million, an increase of 11.2% versus net sales of $217.8 million in the second quarter of 2010. The increase was driven primarily by the impact of selling price increases and favorable foreign currency translation. Excluding the impact of favorable foreign currency translation, net sales for the three months ended June 30, 2011 increased 4.3% compared to the same period in 2010.
Gross margin as a percent of net sales was flat year-over-year at 21.3%. Year-over-year cost increases of over $9 million in key raw materials were offset by the impact of selling price increases implemented during the past twelve months. The majority of the products we sell are plastic-resin based, and therefore our operations are highly sensitive to fluctuations in the costs of plastic resins. In the second quarter of 2011 as compared to the same period of 2010, average resin costs were higher by approximately 16% in both North America and Europe, as measured by the Chemical Market Associates, Inc. (“CMAI”) index and ICIS index, their respective market indices.
Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $22.6 million in the second quarter of 2011 compared to $19.4 million for the same period in 2010, driven primarily by the impact of year-over-year cost reductions.
Commenting on the Company’s second quarter results, Glenn Fischer, President and Chief Executive Officer, stated, “I am very pleased with our strong second quarter performance. Our adjusted EBITDA of $22.6 million was the highest quarterly EBITDA performance since the third quarter of 2009. Our second quarter sales volumes were essentially flat on a year-over-year basis, with continued strong increases in our key growth areas — inflatable systems and foam-in-place — being offset by softness in our core products.

We were able to drive year-over-year and sequential EBITDA improvement, however, by continuing to reduce our cost structure, as well as offsetting significant resin cost increases with the impact of our selling price initiatives over the past twelve months”.
Mr. Fischer continued, “Resin costs at the end of the second quarter began to ease, down from the historically high levels experienced in April/May. While we may see some benefit from this in the third quarter, resin costs are likely to start increasing again in the fall, as industry-wide resin supply will tighten, due to maintenance shutdowns planned at several facilities. As a consequence, we are committed to doing what is necessary to maintain margins.”
Segment Performance
Comments on segment net sales and EBITDA performance for the second quarter of 2011 are as follows:
•	Net sales of the protective packaging segment increased by $13.3 million, or 9.6%. This increase was driven primarily by the impact from selling price increases and favorable foreign currency translation. Excluding favorable foreign currency translation, net sales for the second quarter 2011 increased 4.0%.

•	EBITDA of the protective packaging segment increased $3.9 million, or 36.8%, compared to the same quarter of 2010. This increase was primarily due to selling price increases as well as the impact of cost reductions, partially offset by increased key raw material costs.

•	Net sales of the specialty packaging segment increased $11.1 million, or 13.9% compared to the same quarter 2010. This increase was primarily driven by the impact of selling price increases and favorable foreign currency translation. Excluding the favorable foreign currency translation, net sales for the second quarter 2011 increased 4.4%.

•	EBITDA of the specialty packaging segment decreased $0.1 million, or 1.0%, due primarily to increased key raw material costs which were only partially offset by the impact of selling price increases.
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.
Conference Call:
The Company will conduct an investor conference call to review its 2011 second quarter results on Friday, August 12, 2011 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 800-573-4754; International: 617-224-4325; Participant Passcode: 64817322 A replay of the conference call will be available through August 26, 2011. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 59938561.

About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$20,793	$47,845
Accounts receivable
Trade, net of allowances of $8,228 and $7,513 respectively	142,607	118,836
Other	15,640	18,573
Inventories, net	104,115	88,975
Deferred income taxes	3,732	3,699
Due from Pactiv	1,174	1,161
Prepayments and other current assets	11,492	9,131

Total current assets	299,553	288,220
Property, plant and equipment, net	204,871	198,260
Other assets
Goodwill	141,856	139,795
Intangible assets, net	51,775	53,642
Deferred financing costs, net	6,497	4,816
Due from Pactiv, long-term	6,571	8,168
Pension and related assets	12,207	11,848
Restricted Cash	3,502	3,501
Other	449	448

Total other assets	222,857	222,218

Total assets	$727,281	$708,698

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$128	$46,363
Accounts payable	109,534	101,266
Accrued income taxes	3,217	2,971
Accrued payroll and benefits	15,154	14,626
Accrued interest	8,202	7,654
Other	19,543	20,903

Total current liabilities	155,778	193,783
Long-term debt	522,103	442,908
Deferred income taxes	14,141	16,029
Long-term income tax liabilities	4,210	5,732
Pension and related liabilities	4,245	4,149
Other	17,863	19,566
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	155,631	155,055
Accumulated deficit	(132,049)	(119,400)
Accumulated other comprehensive loss	(14,641)	(9,124)

Total stockholder’s equity	8,941	26,531

Total liabilities and stockholder’s equity	$727,281	$708,698

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Sales	$242,163	$217,801	$469,161	$427,837

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	190,654	171,368	369,004	333,838
Selling, general and administrative	31,185	29,561	64,259	66,441
Depreciation and amortization	12,485	11,464	24,855	22,659
Other operating expense, net	182	919	477	1,566

Total operating costs and expenses	234,506	213,312	458,595	424,504

Operating income	7,657	4,489	10,566	3,333
Interest expense, net of interest income	12,084	11,628	25,214	23,596
Foreign exchange (income) loss, net	474	(369)	(654)	908

Loss before income taxes	(4,901)	(6,770)	(13,994)	(21,171)
Income tax expense (benefit)	9	(3,188)	(1,345)	(5,381)

Net loss	$(4,910)	$(3,582)	$(12,649)	$(15,790)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities
Net loss	$(12,649)	$(15,790)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	24,855	22,659
Amortization of inventory step-up	—	406
Deferred income taxes	(2,322)	(6,479)
Unrealized foreign exchange (gain) loss	(675)	1,123
Amortization of deferred financing costs	1,967	1,757
Amortization of debt discount	1,672	1,436
Gain on disposal of property, plant and equipment	(179)	(86)
Stock compensation expense	576	1,058
Changes in operating assets and liabilities
Accounts and other receivables, net	(13,771)	(22,982)
Due from Pactiv	1,906	(134)
Inventories, net	(10,666)	(13,058)
Prepayments and other current assets	(1,474)	(981)
Accounts payable	3,413	28,418
Accrued taxes	(1,509)	674
Accrued interest	84	(256)
Other current liabilities	(180)	(3,517)
Pension and related assets and liabilities, net	(126)	(942)
Other, net	(1,643)	1,515

Cash used in operating activities	(10,721)	(5,179)

Investing activities
Capital expenditures	(18,955)	(14,323)
Proceeds from sale of assets	411	163
Acquisition of business, net of cash acquired	(673)	(31,385)
Change in restricted cash	(1)	(3,500)

Cash used in investing activities	(19,218)	(49,045)

Financing activities
Repayment of debt	(43,000)	—
Proceeds from ABL credit facility	47,783	—
Proceeds from revolving credit facility	500	500
Proceeds from foreign lines of credit draws	765	8,992
Deferred financing fees	(4,560)	—
Other, net	82	(23)

Cash provided by financing activities	1,570	9,469
Effect of exchange rate changes on cash and cash equivalents	1,317	(3,897)

Decrease in cash and cash equivalents	(27,052)	(48,652)
Cash and cash equivalents, beginning of period	47,845	80,435

Cash and cash equivalents, end of period	$20,793	$31,783

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended June 30,
(dollars in thousands)	2011	2010
Net loss of Pregis Holding II Corporation	$(4,910)	$(3,582)
Interest expense, net of interest income	12,084	11,628
Income tax (benefit) expense	9	(3,188)
Depreciation and amortization	12,485	11,464

EBITDA	19,668	16,322

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	277	(100)
Non-cash stock based compensation expense	340	394
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	500	1,314
Other unusual or nonrecurring gains or losses	1,185	945
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	627	527
Pro forma adjusted EBITDA of acquired business	—	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$22,597	$19,402

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended June 30,
(dollars in thousands)	2011	2010
Net loss of Pregis Holding II Corporation	$(33,931)	$(26,454)
Interest expense, net of interest income	49,729	47,048
Income tax (benefit) expense	(4,889)	(6,879)
Depreciation and amortization	48,651	44,665

EBITDA	59,560	58,380

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(790)	(310)
Non-cash stock based compensation expense	2,609	1,678
Non-cash asset impairment charge	—	194
Loss on sale leaseback transaction	1,837	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	8,642	6,302
Other unusual or nonrecurring gains or losses	5,856	11,516
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,119	2,442
Pro forma adjusted EBITDA of acquired business		2,277

Adjusted EBITDA (“Consolidated Cash Flow”)	$79,833	$82,479

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Second Quarter 2011
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended June 30,
(dollars in thousands)	2011	2010	Change
Net sales	$242,163	$217,801	$24,362
Cost of sales, excluding depreciation and amortization	(190,654)	(171,368)	(19,286)

Gross margin	$51,509	$46,433	$5,076

Gross margin, as a percent of net sales	21.3%	21.3%	—%

Net Sales by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended June 30,				Price /				Currency
	2011	2010	$ Change	% Change	Mix		Volume		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$151,562	$138,251	$13,311	9.6%	$5,602	4.0%	$(2)	—%	$7,711	5.6%
Specialty Packaging	90,601	79,550	11,051	13.9%	4,363	5.5%	(747)	(0.9)%	7,435	9.3%

Total	$242,163	$217,801	$24,362	11.2%	$9,965	4.6%	$(749)	(0.3)%	$15,146	6.9%

EBITDA by Segment

	Three Months Ended June 30,
	2011	2010	$ Change	% Change
	(dollars in thousands)
Segment:
Protective Packaging	$14,582	$10,658	$3,924	36.8%
Specialty Packaging	9,756	9,857	(101)	(1.0)%

Total segment EBITDA	$24,338	$20,515	$3,823	18.6%